                                  EXHIBIT 20.1


                              [COMPANY LETTERHEAD]


Media Contact:        Shirlee Clark
                      (901) 395-3463

Investor Contact:     Jim Clippard
                      (901) 395-3468



                                                         FOR IMMEDIATE RELEASE


        FDX CORP. LOWERS CONTINGENCY COST ESTIMATE FOR PILOT NEGOTIATIONS

------------------------------------------------------------------------------

MEMPHIS, Tenn., February 22, 1999 ... FDX Corporation (NYSE: FDX) today announced that contingency expenses incurred in connection with the Federal Express pilot contract negotiations will be approximately $90 million, which is $20-$30 million less than the Company originally forecast. These expenses will be recognized entirely in the third fiscal quarter ending February 28, 1999 -- $80 million will be included in operating expense and $10 million will be included in interest/other expense.

FDX Corp., a $16 billion holding company, provides comprehensive transportation, logistics and supply chain management solutions. FDX Corp. principal operating subsidiaries are Federal Express Corp., the world's largest express transportation company; RPS, Inc., a business-to-business ground small package carrier; Viking Freight, Inc., a less-than-truckload carrier operating principally in the western U.S.; Roberts Express, Inc., a critical-shipment carrier; and FDX Global Logistics, Inc., a contract logistics provider.

                                      # # #